Exhibit 99.1

NEWS RELEASE

For Release on January 04, 2016	Contact: Steven D. Lance
8:25 AM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Announces the Sale of Multiple Product Lines to Spanawave

SAN RAMON, Calif. — January 04, 2016 -- Giga-tronics Incorporated (“Giga-tronics”) (NASDAQ: GIGA) announced today the sale of its Power Meter, Amplifiers, Sensors, and legacy Signal Generator product lines to Spanawave Corporation (“Spanawave”). The product lines will transfer to Spanawave sequentially in phases beginning with certain sensor and amplifier products (effective immediately), with the final product line transfer (legacy Signal Generators) estimated to be completed in July 2016. Payments totaling $1.5 million will be made by Spanawave to Giga-tronics over the phased transition period with one-half of the payments ($750,000) expected to be received between June and July 2016. In addition, Spanawave will be purchasing existing inventory for these products in phases. Giga-tronics will continue to manufacture the related products until the respective product line transfer is complete.

John Regazzi, President and CEO of Giga-tronics, said “The sale of these product lines will allow Giga-tronics to focus on our high growth opportunities: our new Real Time Threat Emulation System which we announced in December and our Microsource business which designs and manufactures high performance YIG tuned filter products.”

Helio Sakaya, CEO of Spanawave, said “The acquisition of these Giga-tronics product lines is a major step forward in Spanawave’s strategy to expand its product portfolio and add technological capability to create new advanced microwave test and measurement platforms. Spanawave is looking forward to working with Giga-tronics customers to continue providing excellent products and services for their microwave test and measurement needs. The acquisition will be carried out in phases, and during this period, we will refer to these products as Spanawave/Giga-tronics, and our technical literature may mention either of the brands until the acquisition is completed.”

 Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics and aeronautics.

Spanawave Corporation is a privately held company headquartered in Roseville, CA with the mission of providing RF and Microwave solutions for the Test and Measurement needs of Military, Aerospace, Telecom, Industrial and Scientific Research organizations.

 This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, long term growth, shipments, quality control certification and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it, receipt or timing of future orders, cancellations or deferrals of existing or future orders, our need for additional financing, probable delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; the ability to regain AS9100C certification; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

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Giga-tronics Inquiries:

Steven Lance

Vice President, Finance & Chief Financial Officer

slance@gigatronics.com

(925) 302-1056

Spanawave Corporation Inquiries:

Helio Sakaya, Chief Executive Officer

1-866-202-9262

helio@spanawave.com